Exhibit 10(a)

LONG-TERM INCENTIVE AWARDS FRAMEWORK
under the Incentive Compensation Plan, as amended and restated on March 8, 2001

Payout Philosophy

Long-term incentive awards are intended to provide compensation relative to market compensation consistent with LNC’s compensation philosophy. Long-term incentive awards are performance leveraged. Performance below the 60th percentile is rewarded with below market compensation. Similarly, performance above the 60th percentile is rewarded with compensation greater than that achieved within our comparison market for the same performance achievement.

Maximum award will be paid when performance is in the upper quartile. The minimum payout will be awarded at the equivalent of the 25th percentile. Market compensation (or target payout) will be awarded at the equivalent of performance at the 60th percentile. The minimum award will be 25% of target and the maximum award will be 200% of target.

For those performance measures which are absolute, an analysis will be made when setting the performance targets to make sure they are set consistently with the above philosophy.

Cycle Duration

Three-year cycles will be established on a calendar year basis.

Cycle Frequency

A new cycle will start each year upon approval by the Committee and run concurrently with other cycles. Three cycles will be in effect at the same time.

Performance Measures

Performance measures will be absolute return on equity (ROE) and EPS growth, both based on income from operations, and relative total shareholder return (TSR). At the beginning of the cycle, usually at its March meeting, the Compensation Committee will set minimum, targets, and maximum performance levels for each measure.

•	ROE will be weighted 40% and expressed as a weighted average of the performance cycle, with year one weighted 20%, year two 30%, and year three 50%.

•	EPS growth will be weighted 40% and expressed as a compound average annual growth rate, based on the point-to-point difference between EPS at the end of the year prior to the beginning of the cycle and the EPS of the final year of the cycle.

•	TSR weighted 20% represents share price change plus total shareholder dividends paid during the performance cycle. The shareowner return calculation will be based on the average of the closing stock prices of LNC for each trading day in the month of December preceding the beginning of a cycle and the average of the closing prices for each trading day in the last December of the cycle.

LNC TSR performance will be compared to that of the S&P 500. The minimum award will be paid for performance at the 25th percentile, target at the 60th percentile, and maximum at the 75th percentile. Only those companies included in the index at the beginning of the cycle will be included for determination of LNC’s percentile ranking.

Payout Adjustments

The Compensation Committee retains the right to modify payouts at the end of the cycle based on extraordinary circumstances during the cycle.

The Committee can consider factors impacting results such as changing economic and market conditions, mergers or acquisitions, sale of a business, restructuring charges, reserve strengthening or release.

In making adjustments, the Committee may consider investor reaction, stock price performance, performance of peers and the CEO’s recommendation. The guiding principle in making adjustments should be to encourage and reward management for consistently high financial and shareholder return performance relative to peers.

Form of Compensation

At the beginning of each performance cycle, the Compensation Committee (no later than its March meeting) will designate both the award target and range for each participant. Long-term incentive compensation will be paid in cash, shares, options or a combination of these. Seven defined mix combinations will be offered to participants from which one is selected at the beginning of the cycle.

The relative dollar values for stock options, stock and cash are as follows:

-	Options valued at 100%, no discount.
-	Restricted Shares valued at 100%, no discount.
-	Cash up to 33% of target valued at 100%, no discount. Higher percentages of cash are discounted and valued at 67%.

The seven combinations from which participants may select are the following:

1. All options (100% of target, no discount)
2. 50% shares, 50% options (100% of target, no discount)
3. All shares (100% of target, no discount)
4. 33% Cash, 33.5% shares, 33.5% options (100% of target, no discount)
5. 33% cash, 67% options (100% of target, no discount)
6. 33% cash, 67% shares (100% of target, no discount)
   7. All cash (78% of target)

All Cash is an alternative only for those who meet their full, five-year, share ownership requirement.

The company retains the right to restrict the number of options in order to limit dilution. If the pool of options designated for the cycle is exceeded, each participant will be reduced proportionately on an equal basis. They will be asked to select an alternative replacement for the portion reduced, shares or cash, at the above-designated ratios.

Participants make their selections at the beginning of the cycle, no later than March of the first year of the cycle. All forms of compensation selected will vest 100% at the completion of the cycle based on long-term incentive award performance. The value of shares and stock options is calculated based on their value the day the target award is made by the Compensation Committee not later than March. Changes in stock prices during the performance cycle will be to the participant’s advantage or disadvantage. No adjustments are made at the end of the cycle for stock price changes. If shares are selected, dividends will accumulate on these shares during the performance cycle and vest based on long-term incentive award performance. The award range is from 25% of target to 200% of target.

For those selecting options, depending on performance, up to 100% of target options will vest. Payouts for performance above target will be in shares. The calculation of the amount of shares will be based on the price in effect at the beginning of the cycle when share values were determined and will include dividends earned. Options have a ten-year life from date of grant (not vesting).

Participants

All individuals designated by the CEO and approved by the Compensation Committee will participate in the plan.

1.	Individuals who come into the plan during the first year of the cycle based on promotion or hiring will receive awards on a pro-rata basis.

2.	Individuals who are removed from the plan because of a change in responsibilities or because of involuntary termination other than for cause will receive an award prorated if in the performance cycle for less than a full twelve months of the first full year of the cycle. If they complete the first full year they will receive a full award.

3.	Individuals who retire, die or who are disabled will receive full awards provided they have completed a full twelve months of the first year of the cycle. If not completing the first full year of the cycle, awards will be prorated.

4.	Awards for individuals who are “covered employees” under IRC Section 162(m) may not exceed the specified maximum amounts payable established by the Compensation Committee for the applicable long-term performance cycle.

5.	The pro rata calculation is based on twelve months not thirty-six months. This adjustment recognizes that the compensation used to set the targets for the long-term incentive award cycle is market based and is calculated on a one-year basis. The pro rata calculation is the number of months employed during the cycle up to a maximum of twelve months divided by twelve. This pro rata calculation also recognizes that individuals continue to receive awards for cycles participated in after no longer being employed or included in the plan. All pro rated awards are made at the end of the cycle based on performance for the full cycle.

6.	Individuals who voluntarily terminate employment forfeit all incomplete cycles regardless of how many months they completed in the cycle.

7.	In general no one will enter a performance cycle after the first year of the cycle.

Note: During the term of the cycle, shares selected will be in the form of performance stock units. Actual shares of stock will be issued for all vested units upon completion of the cycle. EPS is defined as operating income per diluted share.